Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF MISSISSIPPI

ABERDEEN DIVISION

UNITED STATES OF AMERICA, and CONSUMER FINANCIAL PROTECTION BUREAU, Plaintiffs, v. BANCORPSOUTH BANK, Defendant.	Case No. CONSENT ORDER

I. INTRODUCTION

The parties jointly submit this Consent Order (“Order”) for the approval of and entry by the Court. The Order resolves all claims of the United States and Consumer Financial Protection Bureau (“Bureau”) (collectively, “Plaintiffs”) simultaneously filed in a Complaint (ECF No. 1) alleging that BancorpSouth Bank violated the Equal Credit Opportunity Act (“ECOA”), 15 U.S.C. §§ 1691-1691f, and the Fair Housing Act (“FHA”), 42 U.S.C. §§ 3601-3619, by, among other things: (1) unlawfully redlining majority-minority neighborhoods in the Memphis Metropolitan Statistical Area (“MSA”), as defined below; (2) illegally discriminating against African-American applicants in the underwriting of certain mortgage loans; and (3) illegally discriminating against African-American borrowers in the pricing of certain mortgage loans.

This Court has jurisdiction over the parties and the subject matter of this action. There has been no factual finding or adjudication with respect to any matter alleged by Plaintiffs. Defendant neither admits nor denies any allegations in Plaintiffs’ Complaint. The parties agree that full implementation of the terms of this Order will resolve the allegations in Plaintiffs’ Complaint.

II. BACKGROUND

Defendant BancorpSouth Bank (the “Bank” or “BancorpSouth”) is a regional depository institution headquartered in Tupelo, Mississippi. The Bank operates branches in eight states: Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee, and Texas. As of March 31, 2016, the Bank had total assets of $13.9 billion. BancorpSouth Bank is a wholly-owned subsidiary of BancorpSouth, Inc., a financial holding company.

Plaintiffs conducted a joint investigation of BancorpSouth Bank’s lending practices and concluded that, beginning at least on January 1, 2011, Defendant violated the ECOA and the FHA by, among other things: (1) redlining majority-minority neighborhoods in the Memphis MSA; (2) illegally discriminating against African-American applicants in the underwriting of certain mortgage loans; and (3) illegally discriminating against African-American borrowers in the pricing of certain mortgage loans.

The Complaint alleges, among other things, that Defendant’s policies and practices denied an equal opportunity to and discouraged the residents of majority-minority neighborhoods in the Memphis MSA from seeking mortgage loans on account of the racial composition of those neighborhoods; discriminated against African-American applicants by denying their mortgage loan applications more often than similarly situated non-Hispanic White (“White”) applicants; and discriminated against African-American applicants by charging them higher prices on their mortgage loans than similarly situated White applicants. In the provisions of this Order, Defendant has committed to remedying the practices alleged in the Complaint by ensuring that the credit needs of residents located in majority-minority neighborhoods are fairly met in the future, aiding in the revitalization and stabilization of the housing market in majority-minority neighborhoods, providing redress to alleged victims of underwriting and pricing discrimination, and ensuring that African-American applicants are treated fairly in the underwriting and pricing of mortgage loans going forward.

III. POSITION OF BANCORPSOUTH

Defendant has recently taken a number of steps to improve its compliance management system, reduce its fair lending risk, and increase its lending in minority areas. These steps include: (1) implementing rate sheets to price loans originated by its Community Banking Department1; (2) transitioning to centralized underwriting in its Community Banking Department; (3) appointing a Chief Fair Lending Officer with responsibility over the Bank’s fair lending compliance program; (4) appointing a Community Development Lending Manager with responsibility over meeting the needs of homebuyers in low-to-moderate income and minority communities, and hiring 16 community development mortgage specialists; (5) opening a full-service branch in a majority-minority neighborhood in the Memphis MSA; (6) providing financial literacy training in the Memphis MSA; (7) implementing enhanced fair lending training; (8) introducing a low down-payment credit product; (9) monitoring pricing and underwriting outcomes on a quarterly basis; and (10) hiring a new Chief Executive Officer, President, General Counsel, Mortgage Department President, and Chief Banking Officer and Director of Community Lending.

1 As used in this Order, the term “Department” encompasses units that the Bank previously referred to as “Divisions.”

The Bank enters into this settlement solely for the purpose of avoiding contested litigation with the United States and the Bureau, and to instead devote its resources to assisting eligible borrowers with meeting their credit needs.

IV. DEFINITIONS

1.        The following definitions apply to this Order:

a.         “Affected Consumers” means all alleged victims of underwriting and/or pricing discrimination that occurred between January 1, 2011 and December 31, 2015, who Plaintiffs determine may be entitled to monetary relief from the Settlement Fund to remedy Defendant’s alleged underwriting and/or pricing discrimination.

b.         “Covered Employees” means all of Defendant’s employees who participate in Defendant’s Mortgage Lending; marketing; or opening, relocating, or closing branches or loan production offices, as well as any manager or senior manager over such employees.

c.         “Defendant” means BancorpSouth Bank and its successors and assigns.

d.         “Denied Applicants” means African-American applicants (and any co-applicants) whose Mortgage Loan applications to Defendant’s Community Banking Department were denied between January 1, 2011 and December 31, 2015.

e.         “Effective Date” is the date on which the Court enters this Order.

f.         “High-minority neighborhood” means a census tract with a minority population of 80 percent or greater based on 2010 U.S. census data.

g.         “Majority-minority neighborhood” means a census tract with a minority population of 50 percent or greater based on 2010 U.S. census data.

h.         “Memphis MSA” means the Memphis, TN-MS-AR Metropolitan Statistical Area.

i.         “Mortgage Loans” means all loans that Defendant is required to report under the Home Mortgage Disclosure Act, 12 U.S.C. §§ 2801-2810.

j.         “Mortgage Lending” means the provision of Mortgage Loans.

k.         “Non-objection” means written notification to Defendant that there is no objection to a proposal by Defendant for a course of action.2 Plaintiffs will endeavor to direct revisions or provide a Non-objection within 30 days of the submission of a proposal by Defendant. In the event of an objection to a proposal, Defendant will make all revisions directed by Plaintiffs and resubmit the proposal for Non-objection within 14 days. Unless otherwise specified below, Defendant will begin implementation of the course of action and follow any steps, recommendations, deadlines, and timeframes within 14 days of notification to Defendant of Non-objection. Any material changes to any course of action that is subject to non-objection cannot be made without Defendant obtaining written notification that there is not an objection to Defendant’s proposed change.

l.         “Qualified Applicant” means any applicant for a Mortgage Loan who is qualified for a Mortgage Loan under Defendant’s underwriting standards, and who applies for a Mortgage Loan for a property located in a majority-minority neighborhood in the Memphis MSA that will serve as the borrower’s principal dwelling.

2     Actions taken by the Bureau under this Order, including but not limited to Non-Objections, will be carried out by the Bureau’s Fair Lending Director, or his/her delegate.

m.         “Related Action” means a private action by or on behalf of one or more plaintiffs or an enforcement action by another governmental agency brought against Defendant based on substantially the same facts alleged in the Plaintiffs’ Complaint.

V. TERMS OF ORDER

A.	Nondiscrimination Injunction

2.        Defendant, including its officers, employees, agents, representatives, assignees, and successors in interest, and all those in active concert or participation with any of them, is hereby enjoined from engaging in any act or practice that discriminates in any aspect of a residential real estate-related transaction, in violation of the Fair Housing Act, 42 U.S.C. §§ 3604 and 3605, or in any aspect of a credit transaction, in violation of the Equal Credit Opportunity Act, 15 U.S.C. § 1691(a)(1).

B.        Fair Lending Compliance Management System (“CMS”)

CMS Consultant

3.        Within 30 days of the Effective Date, Defendant must identify an independent third-party compliance-management-system consultant to assist in the review and revision as necessary of Defendant’s fair lending compliance management system relating to Mortgage Lending (“CMS Consultant”).3 Defendant’s selection of the CMS Consultant will be subject to Plaintiffs’ Non-objection. Within 20 days of Non-objection to the selection of the CMS

3 All material required by this Order to be sent to Plaintiffs must be sent by commercial overnight delivery service addressed as follows: Fair Lending Director, c/o Jeffrey Blumberg, Consumer Financial Protection Bureau, 1700 G Street, NW, Washington, DC 20552; and Sameena Shina Majeed, Chief, Housing and Civil Enforcement Section, Civil Rights Division, U.S. Department of Justice, 1800 G Street, NW, Suite 7200, Washington, DC 20006, Attn. DJ #188-40-7. The parties may also agree to delivery either electronically or by hand-delivery to the above addresses by courier.

Consultant, Defendant must enter into a contract with the CMS Consultant, subject to Plaintiffs’ Non-objection, requiring the CMS Consultant to conduct a detailed assessment of Defendant’s fair lending compliance management system relating to Mortgage Lending. The assessment required by this Paragraph must include, at a minimum, a review of: whether any Mortgage Lending-related policies or procedures consider a prohibited basis under the ECOA or FHA; the underwriting and pricing policies and practices of Defendant’s Community Banking Department relating to Mortgage Lending; Defendant’s policies and practices governing the provision of information to prospective applicants for mortgages; practices that may pose mortgage redlining risk in the Memphis MSA; and the diversity policies and practices of Defendant in the Memphis MSA.

4.         Within 75 days of notification of Plaintiffs’ Non-objection to Defendant’s contract with the CMS Consultant, Defendant must submit to Plaintiffs a detailed written report by the CMS Consultant describing Defendant’s fair lending compliance management system, weaknesses in the system, and recommendations to strengthen it to ensure that Defendant does not engage in discrimination in violation of the ECOA or the FHA.

CMS Plan

5.         Within 45 days of Defendant’s submission of the CMS Consultant’s written report pursuant to Paragraph 4, Defendant must submit a written compliance plan (“CMS Plan”) to Plaintiffs, subject to Non-objection by Plaintiffs, the purpose of which is to ensure that Defendant does not engage in discrimination in violation of the ECOA or the FHA in connection with its Mortgage Lending. The CMS Plan must include, at a minimum, the following components, as necessary informed by findings by the CMS Consultant:

a.         steps to effectively and promptly review and revise Defendant’s current Mortgage Lending policies and practices to ensure compliance with the ECOA and the FHA;

b.         adoption or revision of diversity policies and practices;

c.         implementation or revision of fair lending training as set forth in Paragraph 7;

d.         adoption or revision of written policies and procedures regarding the provision of information and assistance to individuals who apply for mortgage credit or inquire about the possibility of applying for mortgage credit. A primary purpose of these policies and procedures will be to ensure that Defendant provides equal information and assistance regardless of race or other prohibited characteristics;

e.         adoption or revision of a formal process for ongoing monitoring of Defendant’s Mortgage Lending for compliance with the ECOA and the FHA and for taking appropriate corrective action when necessary, including but not limited to the statistical analyses described in Paragraphs 14 and 19;

f.         implementation or revision of regular audits of Defendant’s Mortgage Lending, to occur at least annually, internally by Defendant’s audit department or by an independent party, to assess compliance with the ECOA and the FHA. Defendant must provide the written findings of these audits to Plaintiffs as part of the Annual Reports referenced in Paragraph 77; and

g.         implementation or revision of a consumer complaint resolution program to address consumer complaints alleging discrimination in Mortgage Lending. Defendant must provide to Plaintiffs documentation from this complaint resolution program, including documentation of any individual complaints alleging discrimination and any resolution, as part of the Annual Reports referenced in Paragraph 77.

Training

6.         Within 21 days of the Effective Date, Defendant will provide to all Covered Employees and members of its Board of Directors (“Board”) an explanation and copies of this Order and the Complaint in this matter, and allow an opportunity for such employees and members to have any questions concerning this Order and the Complaint answered.

7.         Defendant has provided fair lending training on an annual basis to all lending personnel, including senior management. Defendant will hire an independent, qualified third party to provide the fair lending training that is required by this Paragraph to all Covered Employees to ensure that their activities are conducted in a nondiscriminatory manner. This training will address at a minimum Defendant’s obligations under the ECOA and FHA, the subject of implicit racial bias, and Defendant’s responsibilities under this Order. In addition to receiving the training for Covered Employees described in this Paragraph, Defendant’s senior management, as defined from time to time by Defendant’s Board, and Defendant’s Board will receive specialized training targeted to their oversight function on conduct that could constitute redlining, underwriting discrimination, or pricing discrimination, and how to detect, prevent, and remedy such discrimination. During the training, the Defendant will provide to each participant a copy of this Order. The training must require participants to verify participation and demonstrate proficiency. The training may be provided either electronically or in-person.

8.         Defendant shall submit the proposed independent qualified third party and proposed training curriculum to Plaintiffs within 30 days after the Effective Date, and Defendant shall provide the training within 30 days following Non-objection by Plaintiffs.

9.         Defendant will bear all costs associated with the training(s).

10.       Defendant will secure from each individual required to have training pursuant to Paragraph 7 a signed statement acknowledging that s/he has received a copy of this Order and the Complaint and has completed the fair lending training(s). These statements will be substantially in the form of Appendix A (Acknowledgment) and Appendix B (Fair Lending Training). The signatures required by Paragraphs 7 and 10 may be made electronically.

11.       Defendant will also provide each new Covered Employee or Board member a copy of this Order and the Complaint, provide an opportunity to have any questions answered, and secure an acknowledgement no later than 30 business days after beginning in his or her employment in that position. Defendant will further provide each such individual with the training referenced in Paragraph 7 and secure an acknowledgment within 60 days of the date the individual begins his or her employment in that position.

C.	Pricing and Underwriting Compliance Plan

12.       Within 60 days of the Effective Date, Defendant must submit to Plaintiffs for Non-objection a plan setting forth the actions Defendant has already taken and plans to take to comply with Paragraphs 13 – 42 of this Order (“Pricing and Underwriting Compliance Plan”). The Pricing and Underwriting Compliance Plan must include, at a minimum:

a.         The Community Banking Department pricing and underwriting policies and procedures and monitoring programs required by Paragraphs 13, 17 and 18;

b.         Proposed methodologies for the semi-annual analyses required by Paragraphs 14 and 19;

c.         Proposed plans for remuneration of affected consumers and additional corrective action if statistically significant disparities are found, as required by Paragraphs 15 and 20; and

d.         A proposed plan for offering credit to denied African-American applicants, as required by Paragraphs 37 and 39.

D.	Pricing Policies and Monitoring

13.       Defendant will implement policies and procedures for the pricing of all Mortgage Loans to natural persons originated by its Community Banking Department. Defendant will utilize rate sheets to price all Mortgage Loans to natural persons originated by its Community Banking Department that exclusively base pricing on objective credit and borrower characteristics supported by a legitimate business need. Defendant must maintain a policy that describes its use of rate sheets. The policy must contain requirements to retain a copy of the rate sheet in effect at the time the Mortgage Loan price was set and a list of the borrower and loan characteristics relied on in setting the loan price. To the extent Defendant makes exceptions to these rate sheets, Defendant must maintain policies and procedures that: (1) specifically define the circumstances when Defendant allows exceptions; (2) require documentation appropriate for each exception that is sufficient to effectively monitor compliance with the exception policies and procedures, including providing the basis for granting the exception and details and/or documentation of the particular circumstances supporting the use of the exception; and (3) require document retention that, at a minimum, complies with the requirements of Regulation B, 12 C.F.R. pt. 1002. Defendant will submit the policies and procedures described in this Paragraph to Plaintiffs for Non-objection. In the event Defendant seeks to alter the policies and procedures required by this Paragraph during the term of the Order, it must submit the proposed changes to Plaintiffs for Non-objection.

14.       Defendant conducts periodic fair lending statistical analyses of loan pricing. Defendant must conduct semi-annual portfolio-wide statistical analysis of the note rates of Mortgage Loans to natural persons originated by its Community Banking Department for disparities based on, at a minimum, race. The controls in this regression analysis will be limited to the factors considered in pricing loans set forth in Defendant’s rate sheets, unless Plaintiffs Non-object to the use of additional controls. Defendant will complete the first semi-annual analysis by August 15, 2017. The first semi-annual analysis will analyze all Mortgage Loans to natural persons originated by the Community Banking Department since implementation of the pricing policies and procedures set forth in Paragraph 13 through June 30, 2017, and each subsequent semi-annual analysis will review data for every six-month period thereafter. The methodology for this statistical analysis shall be provided to Plaintiffs no later than 60 days after the Effective Date and will be subject to Non-objection by Plaintiffs.

15.       If any statistical analysis required by Paragraph 14 discloses statistically significant disparities in the pricing of Mortgage Loans from natural persons in its Community Banking Department on the basis of race, Defendant will within 45 days of the analysis: (a) remunerate affected consumers using a method subject to Plaintiffs’ Non-objection; and (b) take additional corrective action, such as proposing steps to modify its pricing policies and procedures as necessary to prevent such disparities going forward, subject to Non-objection by Plaintiffs, and education, discipline, or termination of employee(s), as deemed appropriate.

16.       Within 90 days of the end of each six-month period, Defendant must provide to Plaintiffs the results of the most recent semi-annual analysis, the data used in the analysis, and documentation of any corrective action taken.

E.	Underwriting Policies and Monitoring

17.       Subject to Plaintiffs’ Non-objection, Defendant must maintain specific race-neutral underwriting guidelines, policies, and procedures for Mortgage Loans to natural persons originated by its Community Banking Department that are designed to ensure consistent application of legitimate underwriting criteria and avoid unlawful discrimination. To the extent

Defendant makes exceptions to these guidelines, Defendant must maintain policies and procedures that: (1) specifically define the circumstances when Defendant allows exceptions; (2) require documentation appropriate for each exception that is sufficient to effectively monitor compliance with the exceptions policies, including providing the basis for granting the exception and details and/or documentation of the particular circumstances supporting the use of the exception; and (3) require document retention that, at a minimum, complies with the requirements of Regulation B, 12 C.F.R. pt. 1002.

18.       Defendant has implemented a program of controls and monitoring for compliance with its Community Banking Department underwriting policies and procedures, including but not limited to its current practice of second reviews of all Mortgage Loan application denials. The program shall be modified as necessary to ensure that any loan that satisfies the Bank’s underwriting criteria and is otherwise in compliance with the Bank’s underwriting policies and procedures will be funded, and that any loan that is not in compliance with the policies and procedures will not be funded. This program of controls and monitoring shall be subject to Plaintiffs’ Non-objection.

19.       Defendant conducts periodic fair lending statistical analyses of underwriting outcomes. Defendant must conduct a semi-annual analysis of the underwriting of Mortgage Loan applications from natural persons in its Community Banking Department for disparities based on, at a minimum, race. The controls in this regression analysis will be limited to the legitimate and consistently applied underwriting criteria described in Defendant’s underwriting guidelines, unless Plaintiffs Non-object to the use of additional controls. Defendant will complete the first semi-annual analysis by August 15, 2017. The first semi-annual analysis will analyze all Mortgage Loan applications from natural persons in its Community Banking Department since implementation of the underwriting policies and procedures set forth in Paragraph 17 through June 30, 2017, and each subsequent semi-annual analysis will review data for every six-month period thereafter. The methodology for this semi-annual analysis shall be provided to Plaintiffs no later than 60 days after the Effective Date and will be subject to Non-objection by Plaintiffs.

20.       If any analysis required by Paragraph 19 discloses statistically significant disparities in the underwriting of Mortgage Loan applications to natural persons in the Community Banking Department based on race, Defendant must within 45 days of the analysis: (a) remunerate affected consumers using a method subject to Plaintiffs’ Non-objection; and (b) take additional corrective action, such as proposing steps to modify its underwriting policies and procedures as necessary to prevent such disparities going forward, subject to Non-objection by Plaintiffs, and education, discipline, or termination of employee(s), as deemed appropriate.

21.       Within 90 days of the end of each six-month period, Defendant must provide to Plaintiffs the results of the most recent statistical analysis, the data used in the analysis, and documentation of any corrective action taken.

F.	Settlement Administrator

22.       Within 30 days of the Effective Date, Defendant must propose a Settlement Administrator (“Administrator”) to Plaintiffs. The selection of the Administrator will be subject to Plaintiffs’ Non-objection. Within 30 days of Plaintiffs’ Non-objection, Defendant must execute a contract with the Administrator to conduct the activities set forth in the following paragraphs. The terms of the Administrator’s contract, statement of work, and/or business rules or similar documents related to the Administrator’s duties pursuant to this Order will be subject to Plaintiffs’ Non-objection. Defendant must bear all costs and expenses of the Administrator. The Administrator’s contract must require the Administrator to comply with the provisions of this Order as applicable to it and must require it to work cooperatively with Plaintiffs in the conduct of its activities, including reporting regularly to and providing all reasonably requested information to Plaintiffs. The contract must further require the Administrator to comply with all confidentiality and privacy restrictions applicable to the party who supplies information and data to it.

23.       In the event Plaintiffs have reason to believe that the Administrator is not materially complying with the terms of its contract with Defendant, the parties must meet and confer for the purpose of mutually agreeing upon a course of action to effect the Administrator’s material compliance with its contract or to replace the Administrator. In the event that the parties are unable to reach agreement, any party may present the matter to this Court for resolution.

24.       Defendant must allow the Administrator access to relevant Mortgage Loan files, borrower information, and any other information necessary for the purpose of accomplishing its duties under this Order.

25.       The Administrator’s contract must require the Administrator, as part of its operations, to establish cost-free means for individuals eligible for relief pursuant to this Order to contact it, including an email address, a website, a toll-free telephone number, and means for persons with disabilities to communicate effectively, including TTY.

G.	Settlement Fund

26.       Defendant must deposit in an interest-bearing escrow account $2,776,890 for the purpose of providing redress to Affected Consumers for harm they may have suffered as a result of Defendant’s alleged pricing and underwriting discrimination (“Settlement Fund”). Title to this account must be in the name of “BancorpSouth Bank for the benefit of Affected Consumers pursuant to Order of the Court in Civil Action No.                     .” Defendant must provide to Plaintiffs written verification of the deposit within five days of the Effective Date. Any interest that accrues will become part of the Settlement Fund and must be utilized and disposed of as set forth herein. Any taxes, fees or other costs incurred by the Settlement Fund must be paid by Defendant.

27.       Plaintiffs will request from Defendant information and data Plaintiffs reasonably believe will assist in identifying Denied Applicants and Affected Consumers to be contacted by the Administrator (“Identified Consumers”) and determining any monetary and other damages, including but not limited to a database of all Mortgage Loan applications received by Defendant’s Community Banking Department from January 1, 2011 through December 31, 2015; the name; Social Security number or Tax Identification Number; property address; and mailing address for the primary applicant and each co-applicant(s) (if any) for each listed loan application. This information and data will be used by Plaintiffs only for the purposes of enforcing and implementing this Order. Within 30 days of the request, Defendant will supply the requested information and data that is within its control.

28.       Plaintiffs and the Administrator may request from Defendant any additional information they reasonably believe will assist them in identifying Affected Consumers. Within 15 days of any such request, Defendant must provide to Plaintiffs and the Administrator all requested information that is within its control, and for information not within its control, identify other parties that may have the information. Upon reasonable notice, Defendant must allow Plaintiffs access to Defendant’s records and files to verify the accuracy of the information provided or to otherwise identify Affected Consumers.

29.       After receipt of all the information required to be provided by Paragraph 27, Plaintiffs will provide the Administrator with the initial estimate of the amount each Identified Consumer will receive from the Settlement Fund (“Initial Payment List”). The total amount of the Settlement Fund shall not be altered based on the number of Identified Consumers or the initial estimates of the amounts they will receive. No individual may request a review by the Court, the Administrator, or any party of the payment amounts.

30.       The contract with the Administrator must require the Administrator to adopt effective methods, as requested by Plaintiffs, to identify up-to-date addresses and other contact information; to locate each Identified Consumer; obtain such information as Plaintiffs reasonably consider necessary to confirm their identities and eligibility; and to provide to Plaintiffs a list of Identified Consumers whose identities and eligibility have been confirmed (“Confirmed Consumers”) within six months from the date Plaintiffs provide the Initial Payment List.

31.       After the Administrator provides to Plaintiffs a list of Confirmed Consumers, Plaintiffs will provide to the Administrator a list with the final amount each Confirmed Consumer will receive from the Settlement Fund (“Final Payment List”). Within 30 days after its receipt of the Final Payment List from Plaintiffs, the Administrator shall deliver payments to Confirmed Consumers in the amounts on the Final Payment List.

32.       The Administrator’s contract must also require it to distribute funds from the Settlement Fund to Confirmed Consumers that may not be on the Final Payment List, as directed by Plaintiffs. The total amount paid to Confirmed Consumers will not exceed the total amount of the Settlement Fund, including accrued interest. The total amount of the Settlement Fund will not be altered based on the number of Confirmed Consumers or the amounts they receive. No individual, agency, or entity may request that any court, the Administrator, Plaintiffs, or Defendant review final payment amounts.

33.       Payment of redress to any individual under this Order may not be conditioned on that person waiving any right. Defendant will not be entitled to a set-off, or any other reduction, of the amount of payments to Confirmed Consumers because of any debts owed by the

Confirmed Consumers. Defendant also will not refuse to make a payment based on a release of legal claims or account modification previously signed by any Confirmed Consumers.

34.       The Administrator’s responsibility to make payments to Confirmed Consumers may be discharged on a rolling basis with approval from Plaintiffs. Any checks that are returned with a forwarding address shall promptly be re-sent to that new forwarding address. The Administrator’s contract shall also require it to further conduct a reasonable search and attempt to redeliver any payment that is returned to the Administrator as undeliverable, or not deposited, within 60 days. The contract with the Administrator must require the Administrator to adopt effective methods, as requested by Plaintiffs, to maximize the number of Confirmed Consumers who cash or negotiate their checks.

35.       Once Plaintiffs determine that distributing any remaining money in the Settlement Fund to Confirmed Consumers, including accrued interest, is impracticable, the Administrator must distribute those funds, following the process described below, to organization(s) that provide services including credit and housing counseling (including assistance in obtaining loan modification and preventing foreclosure); legal representation of borrowers seeking to obtain a loan modification or to prevent foreclosure; and financial literacy, and other related educational programs targeted at African-American individuals in communities where Defendant operates (“Qualified Organization”). Recipient(s) of such funds must not be related to Defendant or any entity owned by Defendant. Before making a final selection of the Qualified Organization(s), Defendant must obtain a proposal from each organization on how it will use the funds consistent with the above-stated purposes and submit such proposal(s) to the United States. Within 30 days after the Payment Expiration Date, Defendant will submit the proposals from the Qualified Organizations, and the proposed amount of funds each Organization would receive, to the United

States. Defendant shall consult with and obtain the Non-objection of the United States to the proposals. Within 30 days of Non-objection by the United States to the proposals, the Defendant and the United States shall seek the Court’s approval of the selection of the Qualified Organizations and the amount to be distributed to each Qualified Organization prior to distribution of the remaining funds. The United States and the Defendant shall provide the Court with information regarding how the Qualified Organizations will use the funds consistent with the above-stated purposes. Defendant must require that fund recipients submit to the United States a detailed report on how these funds are utilized within one year after the funds are distributed, and every year thereafter until the funds are exhausted. Defendant must also require that Qualified Organization(s) return the full amount of funds received for redistribution to other Qualified Organization(s) approved to receive funds in the event that they fail to submit such report(s).

36.       The contract with the Administrator must require the Administrator to maintain the cost free means for consumers to contact it described in Paragraph 25 and finalize distribution of the payments described in Paragraphs 31-32 and 34 within 13 months of the date the Plaintiffs provide the Final Payment List to the Administrator in accordance with Paragraph 31 (“Payment Expiration Date”). Confirmed Consumers shall have until the Payment Expiration Date to request reissuance of payments that have not been deposited.

H.	Credit Offers

37.       Defendant must make credit offers as defined in Paragraph 39 to Denied Applicants as outlined below.

38.       Plaintiffs will provide the Administrator a list of Denied Applicants. The Administrator’s contract must require it to adopt effective methods, as requested by Plaintiffs, to identify up-to-date addresses and other contact information for Denied Applicants and to provide this information to Plaintiffs within 60 days of the date Plaintiffs provide the list of Denied Applicants pursuant to this Paragraph.

39.       Within 90 days of the date that the Administrator has identified up-to-date addresses and contact information as set forth in Paragraph 38, Defendant must extend to each Denied Applicant an offer to apply for a Mortgage Loan product of the Denied Applicant’s choosing under Defendant’s underwriting guidelines required by Paragraph 17 of this Order with the following: (a) an interest rate that is the lower of the interest rate available at the time the initial application was denied or the current interest rate less 100 basis points; or (b) the subsidies identified in Paragraph 57(a), (b), (c), and (e) in an amount that is comparable to the value of the difference between the current interest rate and the interest rate reduction required in subparagraph (a) (“credit offer”). Defendant’s correspondence with Denied Applicants will be subject to Plaintiffs’ Non-objection, and will include the minimum objective underwriting criteria for each Mortgage Loan product offered by Defendant’s Community Banking Department. Defendant will pay and/or waive all required application costs and fees for applications that result from offers made pursuant to this Paragraph.

40.       Acceptance of the credit offer described in Paragraph 39 may not be conditioned on the waiver of any right.

41.       For all Denied Applicants who accept the offer to re-apply for credit and are denied by Defendant, Defendant must provide to Plaintiffs the specific reason(s) for the denial and, if requested by Plaintiffs, a copy of the loan application file.

42.       No provision of this Order requires Defendant to make any unsafe or unsound loan or to make a loan to a person who is not qualified for the loan based upon lawful, nondiscriminatory terms; however, Defendant may choose to apply more flexible underwriting standards in connection with these credit offers, so long as those standards comport with safe and sound lending practices.

I.	Community Reinvestment Act Assessment Area

43.       In January 2013, Defendant amended its Community Reinvestment Act (“CRA”) assessment area in the Memphis MSA to include all of Tipton, Shelby, Fayette, DeSoto, and Tate counties. Defendant must continue to include all of these counties in its CRA assessment area during the term of this Order.

44.       Defendant must not eliminate majority-minority neighborhoods from its CRA assessment area within the Memphis MSA throughout the term of this Order. Nothing in this Order precludes Defendant from further expanding its CRA assessment area within the Memphis MSA in a manner consistent with the provisions of the CRA and its implementing regulations. Defendant will provide written notice to Plaintiffs of any changes in its CRA assessment area within the Memphis MSA at the same time such notice is provided to its CRA regulator. Plaintiffs will raise any concerns with such proposed changes to its CRA assessment area with Defendant and its CRA regulator within 30 days.

45.       Defendant will ensure that all of its policies, publications, and marketing materials that refer to the geographic area in which it lends in the Memphis MSA describe an area no smaller than the assessment area described in Paragraph 43.

J.	Credit Needs Assessment and Redlining Remedial Plan

46.       Within 30 days of the Effective Date, Defendant must propose an independent third-party consultant (“CNA Consultant”) to conduct an assessment of the Mortgage Loan needs in majority-minority neighborhoods within its CRA assessment area in the Memphis MSA. The selection of the CNA Consultant will be subject to Non-objection by Plaintiffs. This credit needs assessment must include: (a) an analysis of the most recent available demographic and socioeconomic data about the majority-minority neighborhoods; (b) an evaluation of the Mortgage Loan needs of, and corresponding lending opportunities in, these neighborhoods, including but not limited to the need for and feasibility of alternative mortgage and other credit products; (c) consideration of how Defendant’s lending operations can be expanded to serve the remedial goals of providing increased Mortgage Lending in majority-minority neighborhoods in the Memphis MSA and promoting the revitalization and stabilization of the housing market in those neighborhoods; (d) a thorough review of the availability and feasibility of relevant federal, state, and local governmental programs and evaluation of how participation in each of them would assist in achieving the remedial goals of this Order; and (e) meetings with representatives of community organizations significantly involved in promoting fair lending, home ownership, or residential development in affected majority-minority neighborhoods.

47.       Within 60 days of Plaintiffs’ Non-objection to the selection of the CNA Consultant, Defendant must submit to Plaintiffs a written report by the CNA Consultant (“CNA Consultant Report”) of this credit needs assessment containing recommendations that address how each requirement of this Order set forth in Paragraphs 50 - 70 should be carried out to best achieve the remedial goals of this Order.

48.       Within 60 days of the submission of the CNA Consultant’s Report, Defendant must submit to Plaintiffs a Redlining Remedial Plan. The Redlining Remedial Plan must specify, in light of the recommendation made by the CNA Consultant, the actions Defendant proposes to take to comply with the requirements in Paragraphs 50 - 70 of this Order to best achieve the remedial goals of this Order. The Redlining Remedial Plan must also specify timeframes and deadlines for implementation of these actions. As specified below, the proposals within the Remedial Plan will be subject to Plaintiffs’ Non-objection.

49.       Within 90 days of the Effective Date, Defendant must hire or designate and retain a full-time Director of Community Lending. The Director of Community Lending must have primary responsibility for overseeing the continued development of Defendant’s Mortgage Lending in majority-minority neighborhoods in the Memphis MSA consistent with the action steps contained in the Remedial Plan; coordinating Defendant’s involvement in community lending initiatives and outreach programs; serving as a resource to lending staff to encourage and develop more Mortgage Lending within majority-minority neighborhoods in the Memphis MSA; promoting financial education and counseling; and building relationships with community groups. The Director of Community Lending must be a member of management and will report directly to the Board (or the Special Compliance Committee).

K.	Physical Expansion to Serve Minority Neighborhoods

50.       On November 16, 2015, Defendant opened a full service branch in a majority-minority neighborhood in the Memphis MSA. Subject to any applicable approval of the appropriate regulator, Defendant must open or acquire one additional branch or Mortgage Loan production office (“LPO”) in the Memphis MSA. The branch or LPO must be in a retail-oriented space in a visible location accessible to concentrations of owner-occupied residential properties and located in a high-minority neighborhood.

51.       Defendant must propose a location of this branch or LPO based on the high-minority neighborhoods that are in need of credit and, as applicable, banking services, and provide Plaintiffs with its rationale for choosing the particular location. The specific site of the branch or LPO will be subject to the Non-objection of Plaintiffs. Defendant may choose whether to satisfy the requirements of Paragraph 50 with either a branch or an LPO, at its sole discretion.

52.       Defendant must make all reasonable efforts to open the additional branch or LPO required by Paragraph 50 within 12 months of the Effective Date.

53.       The additional branch or LPO must provide, at a minimum, the full range of hours of operation typically offered at Defendant’s branches. There must be at least one full-time Mortgage Department loan originator and one full-time Community Banking Department loan officer at the branch or LPO.

54.       Nothing in this Order precludes Defendant from opening or acquiring additional branch offices or LPOs, and nothing contained in the report provided by the CNA Consultant would require Defendant to open more than the one additional branch or LPO required by Paragraph 50. Defendant must evaluate any future opportunities for expansion in the Memphis MSA not required by this Order, whether by acquisition or opening new offices, in a manner consistent with achieving the remedial goals of this Order and must notify Plaintiffs of any plans to open or acquire any new branches or other offices in the Memphis MSA during the term of this Order at the same time that it notifies its prudential regulator(s), so that Plaintiffs may raise any concerns with Defendant and its prudential regulator(s) before regulatory approval is granted. However, Plaintiffs acknowledge that their opportunity to review any application by Defendant to open or acquire new branches is not intended to prevent the application from receiving expedited processing pursuant to 12 C.F.R. § 303.43, or any similar regulation.

55.       Defendant must propose in the Redlining Remedial Plan how it has and will comply with the requirements of Paragraphs 50 -54. This proposal will be subject to Non-objection by Plaintiffs.

L.	Loan Subsidy Program

56.       Defendant must invest $4,000,000 in a program to extend Mortgage Loans to Qualified Applicants in the Memphis MSA on a more affordable basis than Defendant otherwise makes available to remedy its alleged redlining (“Loan Subsidy Program”).

57.       The subsidies under the Loan Subsidy Program will be provided by the following means:

a.         originating a Mortgage Loan at an interest rate below Defendant’s otherwise prevailing interest rate;

b.         a direct grant for down payment assistance;

c.         a direct grant for closing cost assistance;

d.         payment of the initial mortgage insurance premium; and/or

e.         other means subject to advance Non-objection by Plaintiffs.

58.       Defendant retains the discretion to offer more than one, or all, of the forms of financial assistance set forth in Paragraph 57 to Qualified Applicants on an individual basis as it deems appropriate under the factual circumstances of a particular application. Defendant will exercise this discretion in a manner that enhances the likelihood that it will originate a loan to a Qualified Applicant consistent with applicable underwriting guidelines and safety and soundness standards, and will have discretion to provide the loan subsidy among its Mortgage Loan products. In no case will the combined forms of financial assistance set forth in Paragraph 57 exceed $7,250.

59.       No provision of this Order requires Defendant to make any unsafe or unsound loan, or to make a loan to a person who is not qualified for the loan based upon lawful, nondiscriminatory terms; however, Defendant may choose to apply more flexible underwriting standards in connection with the Loan Subsidy Program, so long as those standards comport with safe and sound lending practices. Defendant’s underwriting standards applied to properties in majority-minority neighborhoods in the Memphis MSA must be no less favorable than the standards that are applied in other neighborhoods. At the same time, no provision of this Order imposes an obligation on Defendant to apply underwriting standards to applicants that qualify for the Loan Subsidy Program that are more favorable than the standards otherwise applied by Defendant.

60.       The investment of Defendant under the Loan Subsidy Program will consist of the cost to Defendant of providing the subsidies to consumers described in Paragraph 57 and not the cost of implementation of the Loan Subsidy Program.

61.       The methodology used to calculate the total cost to Defendant of the Loan Subsidy Program will be submitted to Plaintiffs for Non-objection in the Remedial Plan.

62.       Defendant must propose in the Remedial Plan how it will implement the requirements of Paragraphs 56 - 61. This proposal will be subject to Non-objection by Plaintiffs.

M.	Advertising and Outreach

63.       Defendant must spend a minimum of $100,000 per year during the term of this Order on the targeted advertising and outreach campaign described in Paragraphs 64 - 65.

64.       The advertising and outreach campaign must consider the results of the credit needs assessment required in Paragraph 46, must advertise the Loan Subsidy Program, and must be targeted to generate applications for Mortgage Loans from qualified residents in majority-minority neighborhoods in the Memphis MSA. The campaign must include the following components:

a.         Direct mailings in majority-minority neighborhoods. These mailings must not be targeted exclusively or primarily at existing customers.

b.         At least two print media specifically directed to African-American readers.

c.         Radio advertisements on at least two radio stations whose programming is directed toward African-American listeners.

d.         Point-of-distribution materials, such as posters and brochures. Defendant must place these promotional materials in its branch offices in and near majority-minority neighborhoods.

e.         All of Defendant’s direct mailings, print advertising and point-of-distribution materials must contain an equal housing opportunity logo, slogan, or statement. All of Defendant’s radio advertisements must include the audible statement “Equal Opportunity Lender.”

65.       Defendant must conduct or sponsor at least four outreach programs per year to real estate brokers and agents, developers, and public or private entities engaged in mortgage-loan-related business in majority-minority neighborhoods in the Memphis MSA. Through the programs, Defendant must inform the attendees of its products and services, including the Loan Subsidy Program described in this Order, and otherwise develop business relationships with them. Defendant will offer these programs at locations reasonably convenient to the business operations of the attendees.

66.       Defendant must propose in the Redlining Remedial Plan how it will implement the requirements of Paragraphs 63 - 65. This proposal will be subject to Non-objection by Plaintiffs.

N.	Community Development and Financial Education Partnership Program

67.       During 2015, Defendant provided financial literacy training to more than 5,000 residents of the Memphis MSA. The agencies take no position regarding the effectiveness of Defendant’s training program or materials; the parties however do acknowledge that financially-educated consumers are essential to the remedial goal of sustained increases in Defendant’s residential lending in majority-minority neighborhoods within the Memphis MSA. The parties also acknowledge that assisting residents of these neighborhoods in maintaining and improving their consumer credit ratings is essential to the remedial goals of this Order.

68.       Defendant or its designee, as agreed to by Defendant and the United States, must partner with one or more community-based organizations or governmental organizations that provide credit, financial education, homeownership counseling, credit repair, and/or foreclosure-prevention services to the residents of majority-minority neighborhoods in the Memphis MSA. Defendant must consider organizations that will aid it in achieving the remedial goals of the Order; specifically, the partnerships should aid BancorpSouth in establishing a physical presence in majority-minority neighborhoods; marketing its residential loan products in majority-minority neighborhoods; extending credit to qualified borrowers in majority-minority neighborhoods; providing credit counseling, credit establishment and credit repair services in majority-minority neighborhoods; providing financial education seminars; and assisting with the revitalization and stabilization of the housing market in majority-minority neighborhoods. Defendant must spend a minimum of $500,000 on these partnerships during the term of this Order.

69.       Defendant must propose in the Redlining Remedial Plan how it will implement the requirements of Paragraph 68. Defendant’s proposal must include a thorough review of all relevant organizations; a summary of meetings with these organizations; an examination of any relevant federal, state, or local governmental programs that may assist Defendant and the organization(s) in serving the affected areas; and the basis for the selection of the proposed partner(s). The proposal should also describe in detail how Defendant or its designee, as agreed to by Defendant and the United States, intends to implement the partnership(s) over the term of this Order. This proposal will be subject to Non-objection by the United States.

70.       Defendant must annually evaluate its partnership(s), in order to identify any required changes to the program to better meet the residential credit needs of the majority-minority neighborhoods in the Memphis MSA. Defendant must present its evaluation and proposed changes, if any, to the United States for Non-objection.

VI. CIVIL MONEY PENALTY

71.       Pursuant to Section 1055(c) of the CFPA, 12 U.S.C. § 5565(c), by reason of the ECOA violations described in the Complaint, and taking into account the factors in 12 U.S.C. § 5565(c)(3), Defendant must pay a civil money penalty of $3,030,756 to the Bureau.

72.       Within 10 days of the Effective Date, Defendant must pay the civil money penalty by wire transfer to the Bureau or the Bureau’s agent in compliance with the Bureau’s wiring instructions.

73.       The Bureau will deposit the civil money penalty paid under this Order in the Civil Penalty Fund of the Bureau as required by Section 1017(d) of the CFPA, 12 U.S.C. § 5497(d).

74.       Defendant must treat the civil money penalty paid under this Order as a penalty paid to the government for all purposes. Regardless of how the Bureau ultimately uses those funds, Defendant may not:

a.         Claim, assert, or apply for any tax benefit for any amount of the civil money penalty paid under this Order; or

b.         Seek or accept, directly or indirectly, reimbursement or indemnification from any source, including but not limited to payment made under any insurance policy, with regard to any amount of the civil money penalty paid under this Order.

75.       To preserve the deterrent effect of the civil money penalty in any Related Action, Defendant may not argue that Defendant is entitled to, nor may Defendant benefit by, any offset or reduction of any compensatory monetary remedies imposed in the Related Action because of the civil money penalty paid in this action (“Penalty Offset”). If the court in any Related Action grants such a Penalty Offset, Defendant must, within 30 days after entry of a final order granting the Penalty Offset, notify the Bureau, and pay the amount of the Penalty Offset to the U.S. Treasury. Such a payment will not be considered an additional civil money penalty and will not change the amount of the civil money penalty imposed in this action.

VII. RECORD KEEPING AND REPORTING

76.       For the duration of this Order, Defendant must retain all records relating to its obligations under this Order and its compliance activities as set forth herein. Defendant must provide records to Plaintiffs upon request. Within 15 days of any such request under this Paragraph, Defendant must provide to Plaintiffs all requested information that is within its control, and for information not within its control, identify other parties that may have that information. Upon reasonable notice, Defendant must allow Plaintiffs access to Defendant’s records and files to verify the accuracy of the information provided or to otherwise evaluate compliance with this Order.

77.       In addition to the submission of any other plans or reports specified in this Order, Defendant must submit a report to Plaintiffs within 45 days of each anniversary of the Effective Date detailing its progress in fulfilling the requirements of this Order (“Annual Report”). Each Annual Report must be approved by Defendant’s Board and must include an objective assessment of the extent to which each obligation was met, an explanation of why any particular component fell short of meeting the goal for that year, and any recommendations for additional actions to achieve the goals of this Order. If applicable, Defendant must attach to the Annual Reports representative copies of training materials and marketing materials disseminated pursuant to this Order. Plaintiffs will review each report submitted by Defendant and will have

30 days to raise any objections to it, and if it raises any, the parties must confer to resolve their differences. In the event they are unable to do so, either party may bring the dispute to the Court for resolution.

VIII. ROLE OF THE BOARD

78.       Defendant’s Board must establish a Special Compliance Committee of at least three members of the Board, no more than one of whom may be an officer or employee of Defendant. Defendant must maintain this Committee during the term of this Order. The Special Compliance Committee will also include the Director of Community Lending described in Paragraph 49, who will report to the Board (or the Special Compliance Committee). Within 20 days of the Effective Date, the Board must provide in writing to Plaintiffs the name of each member of the Special Compliance Committee. In the event of any change of membership, the Board must submit the name of the new member to Plaintiffs within 30 days of the selection of the new member.

79.       The Special Compliance Committee will be responsible for monitoring and coordinating Defendant’s adherence to the provisions of this Order. The Special Compliance Committee will meet at least every other month and will maintain minutes of its meetings.

80.       The Board (or the Special Compliance Committee) must review all submissions (including plans, reports, programs, policies, and procedures) required by this Order prior to submission to Plaintiffs.

81.       Although this Order requires Defendant to submit certain documents for review or Non-objection to the Bureau and/or the United States, the Board will have the ultimate responsibility for proper and sound oversight of Defendant and for ensuring that Defendant complies with federal consumer financial law, including the ECOA, the FHA, and this Order.

IX. ADMINISTRATION

82.       Calculation of time limitations will be based on calendar days, unless otherwise noted.

83.       Defendant must notify Plaintiffs of any development that may affect compliance obligations arising under this Order, including but not limited to, a dissolution, assignment, sale, merger, or other action that would result in the emergence of a successor company; the creation or dissolution of a subsidiary, parent, or affiliate that engages in any acts or practices subject to this Order; the filing of any bankruptcy or insolvency proceeding by or against Defendant; or a change in Defendant’s name or address. Defendant must provide this notice, if practicable, at least 30 days before the development, but in any case no later than 14 days after the development. Until the termination of this Order, Defendant must deliver a copy of this Order to any business entity resulting from any change in structure referred to in this Paragraph.

84.       This Order is binding on Defendant, including all of its officers, employees, agents, representatives, assignees, successors in interest, and all those in active concert or participation with any of them. In the event Defendant seeks to transfer or assign all or part of its Mortgage Lending operations during the term of this Order, and the successor or assign intends to carry on the same or similar business practices, as a condition of sale, Defendant must obtain the written agreement of the successor or assign to any obligations remaining under the Order for its remaining term.

85.       This Order will be in effect until the later of: (a) Plaintiffs’ Non-objection to Defendant’s fourth Annual Report; (b) three months after Defendant submits a report to Plaintiffs demonstrating fulfillment of its obligation to invest all money required by this Order; or (c) the date on which the branch or LPO required by Paragraph 50 of this Order has been operated by Defendant for three years. Notwithstanding this provision, the term of this Order may be extended by agreement of the parties or upon motion to the Court by the Plaintiffs, for good cause shown. At any time after the Order has been in effect for three years, the parties may file a joint motion to terminate this Order, which motion may be proposed by Defendant if Defendant has fully complied with all its terms, including, but not limited to, the disbursement of all funds in the Loan Subsidy Program, and accomplished the remedial goals of the Order, as determined by Plaintiffs.

86.       Plaintiffs and Defendant acknowledge that the timeframes set forth in this Order constitute material terms of this Order.

87.       Any time limits for performance fixed by this Order may be extended by mutual written agreement of the parties without further Court approval. Additionally, details related to administration of the Settlement Fund as set forth in Paragraphs 26-36 may be modified by written agreement of the parties without further Court approval. Any other modifications to this Order may be made only upon approval of the Court, upon motion by any party.

88.       In the event that any disputes arise about the interpretation of or compliance with the terms of this Order, the parties must endeavor in good faith to resolve any such dispute between themselves before bringing it to this Court for resolution. The parties agree that if any party reasonably believes that another party failed to comply with any obligation under this Order, it will provide written notice thereof and allow a period of at least 30 days to discuss a voluntary resolution of the alleged violation before presenting the matter to this Court. In the event of either a failure by Defendant to perform in a timely manner any act required by this Order or an act by Defendant in violation of any provision hereof, Plaintiffs may move this Court to impose any remedy authorized by law or equity, including attorneys’ fees and costs.

89.       Nothing in this Order excuses Defendant’s compliance with any currently or subsequently effective provision of law or order of a regulator with authority over Defendant that imposes additional obligations on Defendant.

90.       The parties agree that, as of the Effective Date, litigation is not “reasonably foreseeable” concerning the matters described above. To the extent that any party previously implemented a litigation hold to preserve documents, electronically stored information (ESI), or things related to the matters described above, the party is no longer required to maintain such litigation hold. Nothing in this Paragraph relieves any party of any other obligations imposed by this Order or any record retention obligations imposed by statute or regulation.

91.       Defendant’s compliance with the terms of this Order, including any modifications agreed to by the parties or ordered by the Court, will fully and finally resolve all claims of Plaintiffs arising prior to the Effective Date relating to the alleged violations of the fair lending laws alleged in the Complaint in this action, including all claims for equitable relief and monetary damages and penalties; Plaintiffs’ claims, as alleged in the Complaint, that the Bank discriminated in the underwriting and pricing of Mortgage Loans are limited to Mortgage Loans applications submitted by, and Mortgage Loans originated to, natural persons. This Order does not release claims for practices not addressed in the Complaint’s allegations, including claims that may be held or are currently under investigation by any federal agency, or any claims that may be pursued for actions that may be taken by the appropriate Federal Banking Agency, as defined in 12 U.S.C. § 1813(q), against Defendant, any of its affiliated entities, and/or any institution-affiliated party of Defendant, as defined in 12 U.S.C. § 1813(u), pursuant to 12 U.S.C. § 1818 or any other statute or regulation. This Order does not resolve and does not release claims other than claims for discrimination.

92.       Each party to this Order must bear its own costs and attorney’s fees associated with this litigation.

93.       The Court retains jurisdiction for the duration of this Order to enforce the terms of the Order, after which time the case will be dismissed with prejudice.

SO ORDERED, this         day of                                                      , 2016.

UNITED STATES DISTRICT JUDGE

The undersigned hereby consent to the entry of this Order:

For the Plaintiffs:

Consumer Financial Protection Bureau:

PATRICE ALEXANDER FICKLIN

Fair Lending Director

REBECCA J.K. GELFOND

Deputy Fair Lending Director

/s/ Michael Posner

MICHAEL POSNER

Fair Lending Enforcement Attorney

Email: Michael.Posner@cfpb.gov

JEFFREY BLUMBERG

Senior Fair Lending Enforcement Attorney

Email: Jeffrey.Blumberg@cfpb.gov

JOSHUA ORENSTEIN

Enforcement Attorney

Email: Joshua.Orenstein@cfpb.gov

JESSE D. STEWART

Fair Lending Enforcement Attorney

Email: Jesse.Stewart@cfpb.gov

Consumer Financial Protection Bureau

1700 G Street NW

Washington, DC 20552

Tel: (202) 435-7866

United States of America:

LORETTA E. LYNCH
Attorney General

/s/ Felicia C. Adams
FELICIA C. ADAMS	VANITA GUPTA
United States Attorney	Principal Assistant Attorney General
Northern District of Mississippi	Civil Rights Division
900 Jefferson Ave.
Oxford, MS 38655
Tel: (662) 234-3351
SAMEENA SHINA MAJEED
Chief Civil Rights Division Housing and Civil Enforcement Division

JON S. SEWARD
Deputy Chief

/s/ Oneshia S. Herring
PATRICIA L. O’BEIRNE Trial Attorney

Patricia.O’Beirne@usdoj.gov

DC Bar # 437018

ONESHIA S. HERRING

Trial Attorney

Oneshia.Herring@usdoj.gov

NC Bar # 41308

United States Department of Justice

Civil Rights Division

Housing and Civil Enforcement Section

950 Pennsylvania Avenue, N.W. – NWB

Washington, DC 20530

Phone: (202) 514-4733

Fax: (202) 514-1116

For the Defendant:
/s/ Anand S. Raman
ANAND S. RAMAN Email: Anand.Raman@Skadden.com AUSTIN K. BROWN Email: Austin.Brown@Skadden.com Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, NW Washington, DC 20005 Tel: (202) 371-7019

Appendix A

I hereby acknowledge that I have received and read a copy of the Consent Order and the Complaint entered in United States and Consumer Financial Protection Bureau v. BancorpSouth Bank. I have had the opportunity to ask questions and obtain answers to them and I understand my fair lending obligations under this Consent Order.

[Signature]

[Print Name]

[Job Title]

[Date]

Appendix B

I hereby acknowledge that on                                          I attended the fair lending training program provided to BancorpSouth Bank employees by                                     . During the training, I received information about implicit racial bias and my fair lending obligations under the Fair Housing Act, the Equal Credit Opportunity Act, and the terms of the Consent Order entered by the court in United States and Consumer Financial Protection Bureau v. BancorpSouth Bank. I had the opportunity to ask questions and to receive answers to them. I understand my fair lending obligations under this Consent Order and those laws.

[Signature]

[Print Name]

[Job Title]

[Date]

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